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                                                                     EXHIBIT 4.4

                                 AMENDMENT NO. 3

                                       TO

                          REGISTRATION RIGHTS AGREEMENT

      Amendment No. 3 to Registration Rights Agreement (this "Amendment"), dated September 5, 2003, by and between Alfred I. DuPont Testamentary Trust (the "Trust") and The St. Joe Company, a Florida corporation (the "Company").

      1. Introduction. The Trust and the Company have entered into a Registration Rights Agreement, dated as of December 16, 1997, Amendment No. 1 thereto, dated as of January 26, 1998, and an Amendment No. 2 thereto, dated May 24, 2002 (as amended, the "Registration Rights Agreement"), which governs, among other things, certain terms and conditions of the sale of Shares of the Company's Common Stock Beneficially Owned by the Trust, from time to time, in registered public offerings. The Company has filed a Registration Statement on Form S-3 (No. 333-108292) with the Securities and Exchange Commission on August 28, 2003 (the "Registration Statement") with respect to the sale by the Trust, from time to time, of certain Shares of the Company's Common Stock Beneficially Owned by the Trust. In connection with such sales, the Trust and the Company believe that it is in their best interests to effect certain amendments to the Registration Rights Agreement, as prescribed below.

      2. Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Registration Rights Agreement.

      3. Provisions Applicable to the Registration Statement. The Company shall have all obligations applicable to a Demand Registration with respect to the Registration Statement; provided, however, that in the event the Trust sells Shares of Common Stock Beneficially Owned by the Trust and covered by the Registration Statement, the Registration Statement (including all amendments thereto and all supplemental prospectuses included therein) shall count as one Demand Registration of the Trust and, with respect to any sale of such Shares covered by the Registration Statement requiring a prospectus supplement after the initial sale of shares covered by the Registration Statement (and the exercise of any over-allotment option with respect thereto), the Trust shall reimburse the Company for any incremental out-of-pocket expenses incurred by the Company in connection with such sale, including, without limitation, all printing expenses with respect to such sale.

      4. Effectiveness of this Amendment. This Amendment shall become effective upon its execution by the Company and the Trust.

      5. Agreement in Full Force and Effect. Except as amended by the terms of this amendment, the Registration Rights Agreement shall remain in full force and effect in accordance with its terms.

      6. Counterparts. This Amendment may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of such counterparts shall together constitute one and the same instrument.



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      IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered by the respective officers thereunto duly authorized as of the date first written above.

                                              ALFRED I. DUPONT TESTAMENTARY
                                              TRUST

                                              By: ______________________________
                                                    W. L. Thornton, Trustee



                                              THE ST. JOE COMPANY


                                              By: ______________________________
                                                    Peter S. Rummell
                                                    Chairman and CEO




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